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Res-Care, Inc.

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[The following letter to shareholders was included with ResCare’s 2003 Annual Report on Form 10-K that accompanied the definitive proxy statement and proxy first sent to shareholders on or about May 25, 2004 in connection with ResCare’s 2004 annual meeting of shareholders.]

[PHOTO]	[Caption: Larry Mata, who lives at ResCare’s Casa de Vida in San Luis Obispo, CA, participates in demonstrations to advocate for people with disabilities by protesting funding cuts.]

Letter to Shareholders

Success through adversity—it’s something the ResCare family deals with routinely. Every day, ResCare employees and the people we serve overcome the physical, mental, cultural and economic barriers life has presented to them.

In 2003, ResCare experienced one of the most adverse economic climates in its nearly 30-year history. During the year, we met those challenges and we succeeded. We improved services, profitability and our balance sheet and also grew. By any measure, these achievements are noteworthy. Against the backdrop of economic adversity and the rate pressures we face, they are exceptional.

It’s no secret how we achieved this level of success. We have an asset not listed on our balance sheet. We succeeded because of our 29,000 employees whose work is more than just a job; it’s a way of life. We cannot thank them enough for their commitment and sacrifice.

We’re pleased with the progress we are making. At the same time, we remain cautious. During the past 29 years, we’ve learned how to be successful in providing the best services possible while operating during some adverse economic times. The challenges of the last two years have tested those skills and ResCare’s employees.

Reimbursement issues at the state level are still challenging. However, given our longevity and experience, we will succeed in this environment. We do sense a slowly improving economy and expect to benefit from it, although there may be some delay because financial improvement at the state level tends to lag behind the general economy.

Notwithstanding budget constraints and escalating operating costs, we have continued to provide exceptional services. Our Company enjoys an ideal alignment of incentives: the better we serve the people we support, the better we serve our shareholders.

Highlights

Let me share some events that reflect our progress in 2003:

•	Financial and operational performance continued to be enhanced by the acquisition of ARBOR Education and Training (ARBOR E&T), which was completed in the first quarter. This unit provides education and training to adults with barriers to employment, helping people get off the welfare rolls, re-educating displaced workers and finding employment for those long out of work.

•	The Division for Training Services was awarded a one-year $4.7 million contract to continue providing staffing at three Department of Interior-operated Job Corps centers in Kentucky, West Virginia and North Carolina. The contract, which was awarded after a formal bid process, became effective August 1, 2003, and contains four one-year renewal options.

•	The Division for Training Services has also been awarded a $32 million contract by the U.S. Department of Labor to continue operating the Pittsburgh Job Corps Center in Pennsylvania. The term of the contract is January 1, 2004, to December 31, 2005, with three one-year options for renewal. The Pittsburgh center offers education, job training and placement opportunities to approximately 850 trainees.

•	During the year, an additional 900 people were added to ResCare’s disabilities services. Most were being served by struggling providers who were unable to continue their support. Approximately 700 of those were as a result of one acquisition, North Carolina-based At Home Total Care, which was effective September 15. These acquisitions were not capital intensive and are consistent with our concentration on organic growth that fit well into our existing structure.

[PHOTO]	[Caption: Michael Austin, who lives in a ResCare Florida home, has been taking riding lessons for over two years at Naples Equestrian Challenge. He won an award for Most Improved Rider and a trophy for his participation in the Equestrian Challenge this spring.]

•	Unionized employees in Ohio and West Virginia voted to ratify a three-year contract with the Company, ending over two years of working without a contract. We believe the contract terms are fair for employees and for the Company.

•	The Company closed a $135 million senior credit facility and completed the early redemption of its 6% Convertible Subordinated Notes due December 2004.

     Also, some important events took place subsequent to December 31, 2003:

•	The Division for Training Services has renewed its contract to operate the Treasure Island Job Corps Center in California. The value of the contract exceeds $38 million and the term is extended to January 31, 2006, with three one-year renewal options.

•	The Division for Training Services was awarded a new $21.5 million, two-year contract to operate the Homestead Job Corps Center in Florida.

•	Our Division for Persons with Disabilities expanded its North Carolina operations in January 2004 with the acquisition of New Horizons, a foster care and in-home services agency expected to generate annual revenues of approximately $2 million and also acquired New Mexico-based Residential Resorts with annualized revenue of $1.9 million.

Growth

Make no mistake about it; ResCare is growing. We completed one notable acquisition, ARBOR E&T, in the first quarter of 2003. We also concentrated on organic growth through the New Homes Program, which added 330 new homes in the past two years—additions that are economical and represent an excellent return on our investment. In 2003, we also completed 15 small acquisitions of providers whose homes could easily be “tucked” into our existing operations. These tuck-ins are inexpensive, add density to existing markets and represent substantial potential in our system. You can expect us to be similarly sensible with our shareholders’ investments in 2004.

And, More Growth

On March 10, 2004, ResCare announced that it had entered into an agreement for a major equity transaction with Onex Partners LP. Onex Partners will purchase $50.5 million of ResCare’s Series A convertible preferred shares. The Company plans to use the proceeds to fund future growth. The transaction is expected to close in the second quarter of 2004, subject to shareholder approval.

The preferred shares will be convertible into approximately 4.8 million ResCare common shares based upon a $10.50 per share value. Under the terms of the transaction, Onex Partners will initially be entitled to appoint three new members to the ResCare Board of Directors, replacing retiring Board members. Onex Partners also will purchase 3.7 million shares from the Company’s founder, James R. Fornear, and two other insiders. These transactions represent approximately 30% equity interest in the Company.

We intend to use the proceeds from this transaction to fund ResCare’s growth, which for the past several years has been intentionally constrained due to limited availability of capital. Of course, we will continue to exercise the restraint and fiscal discipline that is a hallmark of our company as we now consider accretive growth opportunities. We expect to start benefiting from this capital infusion in late 2004 and early 2005. The ResCare team is pleased with this agreement. We can now more actively consider the various opportunities in what we see as an expanding pipeline with motivated sellers and real value for well-capitalized buyers. We believe it will benefit all those we serve, as well as our 29,000 employees whose work is truly a higher calling.

[PHOTO]	[Caption: Shemika Carter graduated from Pleasure Ridge Park High School in Louisville, KY. Ms. Carter received supports through ResCare’s Community Youth Services and transitioned into an adult living arrangement upon completion of the program.]

This is a milestone event for our company. In addition to the capital the transaction provides, we consider the investment by the prestigious Onex Partners as a compliment of the highest order. Clearly, this investment in our company conveys a favorable assessment of our business and a high opinion of our growth strategy. Also, we look forward to having the valuable counsel of our new directors.

Moving Forward

Now, let’s talk about our ongoing strategy. Certainly, you deserve to know what our game plan is going to be for the future. The short answer is more of the same.

We will continue to add new homes. This strategy enhances our margins and improves our service offerings. We hit our goal of opening 163 new homes in 2003 and plan to add approximately 100 in 2004.

We will work with officials at the state level to emphasize the value of our cost-effective services and the need for adequate reimbursement for the care we provide. ResCare provides qualified personnel, facilities, systems, financial resources and infrastructure. We do so economically and with a sense of purpose and mission that demonstrates our commitment to the people we serve. We can provide compelling evidence of the benefits of our services, but we can also encourage state officials who are familiar with our services and pleased with our work to deliver that message to their counterparts. Endorsement by our customers is the highest commendation.

Strong Financial Performance

I am pleased with our financial performance for the past year. Revenues for the year were $961.3 million, and earnings were $0.54 per diluted share. Also, we had strong cash flow for 2003. During the year, we generated $51.5 million in operating cash flow and ended the year with $23.4 million in cash on hand.

In addition to increasing revenues for 48 consecutive quarters over the prior year quarter, ResCare has benefited from a Company-wide effort focusing on intense cost-control programs. The Company has realized savings on a number of fronts using “Best Practices.” We reduced employee turnover and workers compensation claim frequency.

Another area of major emphasis and success is receivables collection. DSOs have been reduced with further improvement expected in 2004.

We will continue to manage costs and exercise intense fiscal discipline. The impact of that effort is measurable and is manifested in our solid financial performance and strong balance sheet.

We are also pleased to report that we substantially improved our balance sheet and overall financial condition with the new $135 million senior credit facility, including a $100 million revolver and a $35 million term loan. This senior credit facility strengthens ResCare’s balance sheet and better positions the Company to take full advantage of a gradually improving economy. We believe the willingness of lenders to invest in ResCare confirms our business plan and the strength of our franchise.

[PHOTO]	[Caption: At 18, Wei Zeng came to the United States from China. Now 20, he is studying culinary arts at the Treasure Island Job Corp Center and working toward obtaining his high school diploma through the on-site school. Upon completing the program, he plans to work in the restaurant industry and one day own his own restaurant.]

Quality is our Mission

Some companies only talk about quality; for ResCare it is a way of life. Our quality initiatives are successful because we entrust them to our employees and then closely monitor the results to give them feedback for improvement. ResCare continues to improve and grow its Best in Class© quality assurance system, which has proven to be an exceptional quality monitoring and strengthening tool.

During the year, a number of our operations were also recognized by independent accrediting agencies for outstanding performance in providing quality services for people with developmental and other disabilities.

Optimism

In 2004 there is promise of a gradually improving economy and new opportunities for ResCare. We are excited about 2004 because we’ve established strong, positive momentum in 2003 that will serve us well. We not only weathered the adverse rate climate, we succeeded in spite of it. As things continue to get better, we will too. We believe that our performance in the tough environment of 2003 justifies our optimistic outlook. However, we remain cautious and vigilant. We continue to exercise strict fiscal discipline, but we will also evaluate growth opportunities such as tuck-in acquisitions that complement existing markets and improve organic growth, as well as larger accretive acquisitions which will be available to us as a result of the increased funding from Onex Partners.

Quality can never be compromised. Experience has taught us how to balance fiscal restraint and operational goals. Ultimate decisions must favor the people we serve and the employees who serve them. We express our admiration to our 29,000 employees, and we thank our investors who share our vision and provide the support necessary for us to succeed in this remarkable business. We are grateful for the opportunity you have given us to serve these very deserving people.

Sincerely

/s/ Ronald G. Geary

Chairman, President and Chief Executive Officer.